EXHIBIT 21

WEYERHAEUSER COMPANY AND SUBSIDIARIES

Name	State or Country of Incorporation
Weyerhaeuser Timber Operations I, L.L.C.	Delaware
Weyerhaeuser SDT, LLC	Delaware
Weyerhaeuser Timber Operations II, Inc.	Delaware
Weyerhaeuser Timber Operations I, LLC	Delaware
Weyerhaeuser NR Company	Washington
B&C Water Resources, LLC	Delaware
D&E Water Resources, LLC	Delaware
Greenway Properties, LLC	Maine
Highland Mineral Resources, LLC	Delaware
King Road Aggregates LLC	Delaware
ver Bes' Insurance Company	Vermont
Weyerhaeuser Asset Management LLC	Delaware
Weyerhaeuser Realty Investors, Inc.	Washington
Weyerhaeuser International, Inc.	Washington
Weyerhaeuser (Asia) Limited	Hong Kong
Weyerhaeuser China, Ltd.	Washington
Weyerhaeuser Company Limited	Canada
317298 Saskatchewan Ltd.	Saskatchewan
Weyerhaeuser (Carlisle) Ltd.	Barbados
Camarin Limited	Barbados
Weyerhaeuser Japan Ltd.	Japan
Weyerhaeuser Japan Ltd.	Delaware
Weyerhaeuser Products Limited	United Kingdom
WREDCO I LLC	Delaware
WREDCO II LLC	Delaware
Weyerhaeuser SC Company	Washington
Weyerhaeuser SDT, LLC	Delaware
Weyerhaeuser Services, Inc.	Delaware
Weyerhaeuser WPF LLC	Washington
WY Carolina Holdings LLC	Delaware
WY Georgia Holdings 2004 LLC	Delaware
WY Tennessee Holdings LLC	Delaware